THE WALL STREET FUND, INC.
AMENDMENT TO THE CUSTODY AGREEMENT

THIS AMENDMENT dated as of this 18th day of May, 2010, to the Custody Agreement dated as of July 20, 2001, as amended (the "Agreement"), is entered into by and between THE WALL STREET FUND, INC., a Maryland corporation (the “Company”) and U.S. BANK, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and the Custodian desire to amend the fees of the Agreement; and

WHEREAS, Article XIV, Section 14 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE WALL STREET FUND, INC.                         U.S. BANK, N.A.

By: /s/ Michael R. Linburn                                                                                        By: /s/ Michael R. McVoy

Printed Name:  Michael R. Linburn                                                                          Printed Name:  Michael R. McVoy

Title:  Executive Vice Pres. & Secy.                                                                         Title: Vice President

Amended Exhibit C
to the Custody Agreement
The Wall Street Fund, Inc.

DOMESTIC CUSTODY SERVICES FEE SCHEDULE at January 1, 2010
U.S. Bank, N.A., as Custodian, will receive monthly compensation for services according to the terms of the following schedule:

Annual Fee Based Upon Market Value*
____ basis points per year

Minimum annual fee per fund - $____, LESS ____% DISCOUNT IF Fund’s net assets < $____

Investment transactions )purchase, sale, exchange, tender, redemption, maturity, receipt, delivery):

$____ per disbursement (waived if U.S. Bancorp Fund Services is Administrator)
$____ per repurchase agreement
$____ per book entry security (depository or Federal Reserve system)
$____ per definitive security (physical)
$____ per mutual fund trade
$____ per Euroclear
$____ per principal reduction on pass-through certificates
$____ per short sale/liability transaction
$____ per option/futures contract
$____ per variation margin
$____ per Fed wire

Variable Amount Demand Notes:  Used as a short-term investment, variable amount notes offer safety and prevailing high interest rates.  U.S. Bank, N.A. charge, which is $____ of $____%, is deducted form the variable amount note income at the time it is credited to the account.

• Overdrafts – charged to the account at prime interest rate plus $____.
• Plus out-of-pocket expenses, and extraordinary expenses based upon complexity

*Fees are billed monthly, based upon market value at the beginning of the month.